Exhibit 2.1

ACQUISITION AGREEMENT
by and among
TALX Corporation, Buyer
the shareholders of Performance Assessment Network, Inc., Sellers
and
Douglas E. Cole, Representative

Dated April 6, 2006

ACQUISITION AGREEMENT
by and among
BUYER
and
SELLERS

ACQUISITION AGREEMENT
          THIS ACQUISITION AGREEMENT is entered into as of this 6th day of April, 2006, by and among TALX Corporation, a Missouri corporation (the “Buyer”), each of the shareholders of Performance Assessment Network, Inc., all of whom are listed on Exhibit A attached hereto and incorporated herein (each a “Seller” and collectively, the “Sellers”) and Douglas E. Cole, as the representative of the Sellers pursuant to Section 6.4 hereof (the “Representative”).
RECITALS
          A. The Buyer desires to purchase the Shares from each of the Sellers on the following terms and conditions; and
          B. Each of the Sellers desires to sell the Shares owned by it, him or her to the Buyer on the following terms and conditions;
          C. NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          For purposes of this Agreement, the following words shall have the meaning given them in this Article I.
          Section 1.1. Active Employee
          The term “Active Employee” shall mean an employee employed on the Closing Date by the Company, including any employee on temporary leave of absence, including family medical leave, military leave, temporary disability and sick leave but excluding any employee on long-term disability leave.
          Section 1.2. Affiliate
          The term “Affiliate” of a Person shall mean any Person which is controlling, controlled by or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “controlling” (including, with correlative meaning, the terms “controlled by” and “under control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          Section 1.3. Agreement
          The term “Agreement” shall mean this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Exhibits attached hereto and the Disclosure Letter and all Schedules attached thereto.
          Section 1.4. Business
          The term “Business” shall mean the business of the Company, including the provision of a software-as-a-service technology platform that enables organizations to automate and improve their human capital management business processes including, but not limited to, all business related to “Vita,” all business related to “Poet” and all other business referred to in the offering circular provided on behalf of the Sellers and/or the Company to the Buyer prior to the date hereof, as such business is conducted by the Company on the date of this Agreement.
          Section 1.5. Business Day
          The term “Business Day” shall mean any day other than Saturday, Sunday or any day on which commercial banks in the States of Indiana or Missouri are authorized by Law to be closed.
          Section 1.6. Closing
          The term “Closing” shall mean the consummation of the transactions contemplated by this Agreement, as provided for in Article VII.
          Section 1.7. Closing Date
          The term “Closing Date” shall mean April 6, 2006, or such other date as shall be mutually agreed upon by the Parties.
          Section 1.8. Closing Payment
          The term “Closing Payment” shall mean an amount equal to the sum of: (a) Seventy-Five Million Dollars ($75,000,000); less (b) the Escrow Amount; less (c) the Preference Payment; less (d) the Option Termination Payment; less (e) the Warrant Termination Payment; less (f) the Transaction Expenses; and (g)(i) less an amount equal to the Estimated Working Capital Adjustment if the Estimated Working Capital Adjustment is greater than zero, or (ii) plus an amount equal to the Estimated Working Capital Adjustment if the Estimated Working Capital Adjustment is less than zero.
          Section 1.9. Closing Pro Rata Portion
          The term “Closing Pro Rata Portion” shall mean, with respect to each Seller, a ratio, expressed as a percentage, which is the ratio that the number of Shares held by such Seller bears to the total number of Shares owned by all Sellers. Each Seller’s Closing Pro Rata Portion is set forth in Schedule 3.3.

          Section 1.10. COBRA
          The term “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the rules and regulations promulgated thereunder.
          Section 1.11. Code
          The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
          Section 1.12. Company
          The term “Company” shall mean Performance Assessment Network, Inc., a Delaware corporation.
          Section 1.13. Common Stock
          The term “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
          Section 1.14. Contract
          The term “Contract” shall mean any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment, instrument or open purchase order, written or oral, express or implied, to which the Company is a party or by which it or any of its assets is bound.
          Section 1.15. Disclosure Letter
          The term “Disclosure Letter” shall mean the letter from the Sellers to the Buyer, which letter contains the Schedules referenced in this Agreement.
          Section 1.16. Effective Time
          The term “Effective Time” shall mean the effective time of the Closing, which shall be as of 11:59 p.m. on the day before the Closing Date.
          Section 1.17. Environmental Law
          The term “Environmental Law” shall mean any Law relating to the protection of health or the environment, including, without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign Law, and the common Law, including the Law of nuisance and strict liability.

          Section 1.18. Environmental Permits
          The term “Environmental Permits” shall mean all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Company under or pursuant to any Environmental Law.
          Section 1.19. ERISA
          The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
          Section 1.20. Escrow Accounts Receivable Amount
          The term “Escrow Accounts Receivable Amount” shall mean One Million Dollars ($1,000,000).
          Section 1.21. Escrow Amount
          The term “Escrow Amount” shall mean the sum of the Escrow Indemnity Amount, the Escrow Working Capital Amount and the Escrow Accounts Receivable Amount.
          Section 1.22. Escrow Indemnity Amount
          The term “Escrow Indemnity Amount” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000).
          Section 1.23. Escrow Pro Rata Portion
          The term “Escrow Pro Rata Portion” shall mean, with respect to each of the Sellers, a ratio, expressed as a percentage, which is the ratio that the number of Shares held by such Seller bears to the total number of Shares, as adjusted for an additional percentage giving effect to its, his or her portion of the Preference Payment, or a lesser percentage for the Sellers who do not own Preferred Stock. Each Seller’s Escrow Pro Rata Portion is set forth on Schedule 3.3.
          Section 1.24. Escrow Working Capital Amount
          The term “Escrow Working Capital Amount” shall mean One Million Five Hundred Thousand Dollars ($1,500,000).
          Section 1.25. Estimated Working Capital Adjustment
          The term “Estimated Working Capital Adjustment” shall mean the Working Capital Adjustment, as estimated by the Buyer and the Representative prior to the Closing Date pursuant to Section 2.3.

          Section 1.26. Excluded Assets/Liabilities
          The term “Excluded Assets/Liabilities” shall mean (a) all debt or Liabilities not arising in the Ordinary Course, (b) all related or affiliated party assets or Liabilities between the Company and any Persons who were shareholders, optionholders, warrantholders, directors, officers or employees of the Company or other related or affiliated companies prior to the consummation of any of the transactions contemplated hereby, other than Liabilities to employees or consultants of the Company in the Ordinary Course, and (c) those assets and Liabilities which are set forth on Schedule 1.26 hereto.
          Section 1.27. Financial Statements
          The term “Financial Statements” shall mean collectively: (a) the audited balance sheets of the Company as of March 31, 2004 and March 31, 2005 and the related statements of earnings, stockholders’ equity and changes in financial position and cash flows for the periods then ended, together with any notes or schedules thereto, (b) the unaudited balance sheet of the Company as of December 31, 2005 and the related statement of earnings for the nine (9) month period then ended, and (c) the unaudited balance sheets of the Company as of January 31, 2006, February 28, 2006 and March 31, 2006 and the related statements of earnings for each one (1) month period then ended.
          Section 1.28. Intentionally Deleted
          Section 1.29. GAAP
          The term “GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time, consistently applied.
          Section 1.30. Government
          The term “Government” shall mean the United States of America, any other nation or state, the European Economic Community, the European Union, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, division, entity, agency, or judicial body of any of the foregoing.
          Section 1.31. Indemnifying Sellers
          The term “Indemnifying Sellers” shall mean those Sellers who own shares of Common Stock immediately prior to the Effective Time and who are listed on Schedule 1.31.
          Section 1.32. Intellectual Property Assets
          The term “Intellectual Property Assets” shall mean all intellectual property owned or licensed (as licensor or licensee) by the Company, including:

          (a) the Company’s business names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications and goodwill associated therewith (collectively, “Marks”);
          (b) the Company’s patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
          (c) the Company’s registered and unregistered copyrights in both published works and unpublished works, including software (collectively, “Copyrights”);
          (d) the Company’s know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blueprints (collectively, “Trade Secrets”);
          (e) all rights in Internet websites and Internet domain names (including registrations thereto) presently used by the Company (collectively “Net Names”); and
          (f) all rights under software licenses, private-label agreements and similar Contracts.
          Section 1.33. IRCA
          The term “IRCA” shall mean the Immigration Reform and Control Act of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
          Section 1.34. IRS
          The term “IRS” shall mean the United States Internal Revenue Service.
          Section 1.35. Knowledge
          The term “Knowledge” shall mean the actual awareness of a particular fact after due inquiry of each of David T. Pfenninger, Douglas E. Cole, Susan E. Mikesell, Robert M. Vaughan, Reid E. Klion, Chris J. Hester, and Edwin P. Frederici.
          Section 1.36. Law
          The term “Law” shall mean any statute, law, ordinance, Order, injunction, rule, directive, or regulation of any Government or quasi-Government, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.
          Section 1.37. Liabilities
          The term “Liabilities” shall mean liabilities and/or obligations, whether or not required to be reflected on the financial statements of a Person.

          Section 1.38. Lien
          The term “Lien” shall mean any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, restriction or other encumbrance.
          Section 1.39. Material Adverse Effect
          The term “Material Adverse Effect” shall mean, when used with respect to the Company, any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to have a material adverse effect on the Business, assets, condition (financial or otherwise), operations or results of operations of the Company taken as a whole.
          Section 1.40. Net Accounts Receivable
          The term “Net Accounts Receivable” shall mean the total Accounts Receivable as of the Effective Time as shown in the final calculation of the Working Capital Closing Value minus the amount of reserves recorded against Accounts Receivable in the final calculation of the Working Capital Closing Value.
          Section 1.41. Notice of Dispute
          The term “Notice of Dispute” shall mean a written notice specifying in reasonable detail all points of disagreement.
          Section 1.42. Option
          The term “Option” shall mean an “in-the-money” option under the Performance Assessment Network, Inc. Stock Option Plan, created under the Performance Assessment Network, Inc. Equity Incentive Plan, effective as of October 16, 2000, as amended.
          Section 1.43. Optionholder
          The term “Optionholder” shall mean the holder of an Option.
          Section 1.44. Option Termination Agreements
          The term “Option Termination Agreements” shall mean, collectively, those certain Option Termination Agreements, by and between the Company and each of the Optionholders, effective as of the Closing Date.
          Section 1.45. Option Termination Payment
          The term “Option Termination Payment” shall mean the aggregate amount of consideration to be paid by the Company to the Optionholders under the Option Termination Agreements. The amount of each Optionholder’s Option Termination Payment is set forth on Schedule 3.3

          Section 1.46. Order
          The term “Order” shall mean an order, writ, injunction, or decree of any court or Government.
          Section 1.47. Ordinary Course
          The term “Ordinary Course “ shall mean any action taken by the Company if such action (a) is consistent in nature, scope and magnitude with the past practices of the Company and is taken in the ordinary course of the normal day-to-day commercial operations of the Company; and (b) does not require authorization by the Board of Directors or shareholders of the Company (or by any person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and specifically does not include (1) any activity (i) involving the purchase or sale of the Company or of any product line or business unit of the Company or (ii) involving modification or adoption of any Plan or (2) the incurrence of any Liability for any tort or any breach or violation of or default under any Contract or Law.
          Section 1.48. Party
          The term “Party” shall mean either the Buyer or any of the Sellers individually, or the Sellers collectively, and “Parties” means all of them.
          Section 1.49. PBGC
          The term “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          Section 1.50. Person
          The term “Person” means any individual, partnership (general or limited), limited liability partnership, limited liability company, corporation, trust, business trust, employee stock ownership trust, real estate investment trust, estate, association and other business or not for profit entity.
          Section 1.51. Plan
          The term “Plan” shall mean any agreement, arrangement, plan, or policy, whether or not legally binding and whether or not written, that involves (a) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or “fringe” benefits, including, without limitation, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, Company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement or arrangement.
          Section 1.52. Pre-Closing Tax Period
          The term “Pre-Closing Tax Period” shall mean all Tax periods ending on or before the day before the Closing Date and the portion through the end of the day before the

Closing Date for any Tax period that includes but does not end on the day before the Closing Date.
          Section 1.53. Preference Payment
          The term “Preference Payment” shall mean an amount equal to Two Million Nine Hundred Sixty-Three Thousand Six Hundred and Sixty-Six and 99/100 Dollars ($2,963,666.99), which shall be payable as follows: (a) One Million Three Hundred Sixty-Three Thousand Eight Hundred and Thirty-Three Dollars ($1,363,833.00) to the holders of Series A Convertible Preferred Stock of the Company and (b) One Million Five Hundred Ninety-Nine Thousand Eight Hundred and Thirty-Three Dollars and 99/100 ($1,599,833.99) to the holders of Series B Convertible Preferred Stock of the Company, payable to each holder in accordance with their respective Series A and B Pro Rata Portion, as required under the Company’s Second Amended and Restated Certificate of Incorporation on file with the Delaware Secretary of State.
          Section 1.54. Preferred Stock
          The term “Preferred Stock” shall mean, collectively, the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company.
          Section 1.55. Registration Rights Agreement
          The term “Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated October 15, 2002, by and among the Company and the holders of Preferred Stock.
          Section 1.56. Series A and B Pro Rata Portion
          The term “Series A and B Pro Rata Portion” shall mean, with respect to each of the Sellers that owns or holds shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company, a ratio, expressed as a percentage, which is the ratio of paid-in capital of such Seller that owns shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, to the total paid in capital of all holders of Series A Convertible Preferred Stock or Series B Preferred Stock, as the case may be.
          Section 1.57. Shares
          The term “Shares” shall mean 6,241,643 outstanding shares of the Common Stock, including the shares of Common Stock into which the Preferred Stock is being converted immediately after the payment of the Preference Payment.
          Section 1.58. Sponsor
          The term “Sponsor” shall mean any employer who is participating (or who has participated) in any Plan.

          Section 1.59. Stockholders’ Agreement
          The term “Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement entered into as of October 15, 2002, by and among the Company and each of the Sellers.
          Section 1.60. Tax or Taxes
          The term “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, or other like assessments, including, without limitation, all federal, possession, state, city, county, local and foreign (or Government of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other Government charges of the same or similar nature; and all penalties, additions to tax and interest relating to any such taxes, premiums or charges. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax,” whether or not disputed.
          Section 1.61. Tax Returns
          The term “Tax Returns” shall mean all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”
          Section 1.62. Transaction Expenses
          The term “Transaction Expenses” shall mean any and all expenses, costs, fees, commissions and charges incurred on behalf of the Sellers and/or the Company in connection with the transactions contemplated by this Agreement, including, but not limited to, the investment banking fees, attorneys’ fees, and accountants’ and auditors’ fees of the Persons (and in such amounts) as listed on Schedule 1.62 hereto.
          Section 1.63. VEBA
          The term “VEBA” shall mean voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).
          Section 1.64. Warrant Termination Agreement
          The term “Warrant Termination Agreement” shall mean that certain Warrant Termination Agreement, by and between the Company and the Warrantholder, effective as of the Closing Date.

          Section 1.65. Warrant Termination Payment
          The term “Warrant Termination Payment” shall mean the amount of consideration to be paid by the Company to the Warrantholder as set forth on Schedule 3.3.
          Section 1.66. Warrants
          The term “Warrants” shall mean the warrants issued by the Company pursuant to the P&G License Agreement.
          Section 1.67. Warrantholder
          The term “Warrantholder” shall mean Procter & Gamble, Inc., the holder of the Warrants.
          Section 1.68. Welfare Plan
          The term “Welfare Plan” shall mean an employee welfare benefit plan (within the meaning of ERISA Section 3(1)).
          Section 1.69. Working Capital
          The term “Working Capital” shall mean the sum of cash, cash equivalents, accounts receivable, prepaid expenses, deposits and any other item that would qualify as a current asset under GAAP, less accounts payable, unearned revenue and any other item that would qualify as a current liability under GAAP, all as determined in accordance with GAAP, but shall not include the Excluded Assets/Liabilities.
          Section 1.70. Working Capital Adjustment
          (a) The term “Working Capital Adjustment” shall mean the difference between the Working Capital Benchmark and the Working Capital Closing Value. For example, for illustration purposes only, if the Working Capital Closing Value is $5,190,000, or $100,000 greater than the Working Capital Benchmark, then the excess of $100,000 would be added to the $75.0 million. If the Working Capital Closing Value is $4,990,000, or $100,000 less than the Working Capital Benchmark, then the deficit of $100,000 would be deducted from the $75.0 million.
          Section 1.71. Working Capital Benchmark
          The term “Working Capital Benchmark” shall mean Five Million Ninety Thousand Dollars ($5,090,000).
          Section 1.72. Working Capital Closing Value
          The term “Working Capital Closing Value” shall mean the Working Capital of the Company as of the Effective Time.

          Section 1.73. Other Terms
          The following terms shall have the meanings set forth in the below-referenced sections of this Agreement:

Term:	Defined in:
“Accounts Receivable”	Section 3.8
“Action”	Section 3.10
“Arbiter”	Section 2.3
“Buyer”	Preamble
“Buyer Indemnified Persons”	Section 8.1
“Closing Balance Sheet”	Section 2.3
“Company Account”	Section 2.2
“Competitive Work”	Section 6.2
“Confidential Information”	Section 6.1
“Content Contracts”	Section 3.18
“Copyrights”	Section 1.32
“Employment Agreements”	Section 7.2
“Escrow Agent”	Section 2.4
“Escrow Agreement”	Section 2.4
“Excess Claim Amount”	Section 8.5
“Guaranteed Contracts”	Section 3.18
“Indemnification Threshold”	Section 8.5
“Indemnified Losses”	Section 8.1
“Indemnified Party”	Section 8.3
“Indemnifying Party”	Section 8.3
“Individual Seller Cap”	Section 8.5
“Losses”	Section 8.1
“Marks”	Section 1.32
“Material Contract”	Section 3.18
“Net Names”	Section 1.32
“Original Cap”	Section 8.5
“P&G License Agreement”	Section 3.3
“Patents”	Section 1.32
“Purchase Price”	Section 2.2
“Restricted Sellers”	Section 6.2
“Representative”	Preamble
“Representative Account”	Section 2.2
“Revenue Cap Contracts”	Section 3.18
“Revenue Sharing Contracts”	Section 3.18
“Seller” or “Sellers”	Preamble
“Seller Indemnified Persons”	Section 8.2
“Straddle Period”	Section 6.3
“Testing Center Contracts”	Section 3.18
“Third Person”	Section 8.4

Term:	Defined in:
“Third Person Claim”	Section 8.4
“Trade Secrets”	Section 1.32
“Unlimited Covenants”	Section 8.5
“Unlimited Provisions”	Section 8.5
“Unlimited Representations”	Section 8.5
          Section 1.74. Headings; Interpretation.
          The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or an Exhibit attached hereto, respectively. Each reference in this Agreement to a Schedule, unless otherwise indicated, shall mean a schedule attached to this Agreement or the Disclosure Letter. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation;” and (e) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Both the Buyer and the Sellers have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
ARTICLE II
PURCHASE AND SALE OF SHARES
          Section 2.1. Transfer of Shares
          Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, each of the Sellers hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases, acquires and accepts from each of the Sellers, all of such Seller’s right, title and interest in and to such Seller’s Shares, free and clear of all Liens (other than restrictions imposed on non-registered securities under applicable federal and state securities Laws).
          Section 2.2. Consideration; Payment
          (a) The aggregate consideration that the Buyer shall pay to the Sellers shall be an amount equal to the following: (i) Seventy-Five Million Dollars ($75,000,000.00), and (ii) (A) minus an amount equal to the Working Capital Adjustment if the Working Capital Adjustment is greater than zero, or (B) plus an amount equal to the Working Capital Adjustment if the Working Capital Adjustment is less than zero (the “Purchase Price”). At the Closing, the Buyer shall pay the following amounts:

     (i) the Escrow Amount, by wire transfer of immediately available funds to the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement;
     (ii) the Preference Payment, by wire transfer of immediately available funds to an account designated by the Company prior to the Closing Date (the “Company Account”), for further payment to (A) the sole holder of shares of Series A Convertible Preferred Stock and (B) each of the holders of shares of Series B Convertible Preferred Stock, each in accordance with their respective Series A and Series B Pro Rata Portion which are listed on Schedule 3.3 attached hereto and incorporated herein;
     (iii) the Transaction Expenses, by wire transfer of immediately available funds to the Company Account for further payment by wire transfer of immediately available funds in the amounts and to the accounts designated by those Persons listed on Schedule 1.62;
     (iv) an amount equal to the Option Termination Payment, by wire transfer of immediately available funds to the Company Account for further payment to each of the Optionholders pursuant to Section 2.2(b);
     (v) an amount equal to the Warrant Termination Payment, by wire transfer of immediately available funds to the Company Account for further payment to the Warrantholder pursuant to Section 2.2(c); and
     (vi) an amount equal to the Sellers’ collective Closing Pro Rata Portion multiplied by the remainder of the Closing Payment, by wire transfer of immediately available funds to an account designated by the Representative prior to the Closing Date (the “Representative Account”), for further payment to each of the Sellers in accordance with Schedule 3.3 attached hereto and incorporated herein.
          (b) Upon receipt of the funds under Section 2.2(a)(iv) above, the Company shall pay to each Optionholder, by check or wire transfer of immediately available funds, an amount equal to (i) such Optionholder’s Option Termination Payment as set forth on Schedule 3.3 minus (ii) the amount of any required Tax or other withholding.
          (c) Upon receipt of the funds under Section 2.2(a)(v) above, the Company shall pay to the Warrantholder, by check or wire transfer of immediately available funds, an amount equal to the Warrant Termination Payment.
          Set forth in Schedule 3.3 is an example of the calculation and payment of funds, contemplated by this Section 2.2.

          Section 2.3. Estimated and Final Working Capital.
          (a) At least two (2) Business Days prior to the Closing Date, the Buyer and the Representative prepared a good faith estimate of the Estimated Working Capital Adjustment, which was prepared in accordance with GAAP.
          (b) As soon as reasonably practicable following the Closing Date, and in any event no later than 90 days thereafter, the Buyer shall cause to be prepared and delivered to the Representative a balance sheet of the Company, as of the Effective Time, prepared in accordance with GAAP (the “Closing Balance Sheet”), which sets forth the actual Working Capital Closing Value and the actual Working Capital Adjustment. The Buyer and the Sellers agree that no deduction related to the Option Termination Payment to any Optionholder or the Warrant Termination Payment shall be taken into account in the calculation of the actual Working Capital Closing Value and the actual Working Capital Adjustment. The Buyer shall, promptly upon request, permit the Representative to review the records and work papers that were created by the Buyer in connection with the preparation of Closing Balance Sheet as may be necessary or desirable to allow the Representative to review and verify such calculations.
          (c) If the Representative disputes the calculation of the Working Capital Closing Value and/or the Working Capital Adjustment as proposed by the Buyer, not more than 30 days after the date the Representative receives the Buyer’s proposal thereof, the Representative shall deliver to the Buyer a Notice of Dispute. Upon receipt of the Notice of Dispute, the Representative and the Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Representative and the Buyer within 10 Business Days after the Buyer receives the Notice of Dispute, the Representative and the Buyer shall jointly refer the dispute to BKD, LLP (the “Arbiter”), as an arbitrator to finally resolve, as soon as practicable, and in any event within 45 days after such reference, all points of disagreement with respect to the calculation of the Working Capital Closing Value and/or the amount of the Working Capital Adjustment. For purposes of such arbitration, the Representative and the Buyer shall each submit a proposed value for the items in dispute. The Arbiter shall apply the terms of this Section 2.3, and shall otherwise conduct the arbitration under such procedures as the Buyer and the Representative shall agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. In the event that the final determination by the Arbiter results in a final Working Capital Adjustment that differs by more than ten percent (10%) from the Working Capital Adjustment reflected in the Closing Balance Sheet delivered under Section 2.3(b), the Buyer shall be responsible for all of the fees and expenses of the Arbiter, while the Sellers shall be responsible for all of the fees and expenses of the Arbiter in the event that the final determination by the Arbiter results in a final Working Capital Adjustment that differs by ten percent (10%) or less from the Working Capital Adjustment reflected in the Closing Balance Sheet delivered under Section 2.3(b); provided, that, in either event, such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.3, the other Party’s outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding on the Buyer and the Sellers with respect to the Working Capital Adjustment and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.

          (d) If the Working Capital Adjustment as finally determined differs from the Estimated Working Capital Adjustment determined pursuant to Section 2.3(a), then not more than 7 days after the final determination thereof, then the Sellers shall be liable to the Buyer for the amount by which the Working Capital Adjustment finally determined is greater than the Estimated Working Capital Adjustment, or the Buyer shall be liable to the Sellers for the amount by which the Working Capital Adjustment finally determined is less than the Estimated Working Capital Adjustment, as the case may be. It is anticipated that (i) amounts due from the Sellers would be paid from the Escrow Working Capital Amount, (ii) if such Escrow Working Capital Amount is insufficient for such purpose, the excess would be paid from the Escrow Amount, and (iii) if such Escrow Amount is insufficient for such purpose, the excess would be paid directly by the Sellers (subject to Section 8.5(g)). In the event that the Buyer shall be liable to the Sellers (and each of them) under this Section 2.3(d), the Buyer shall promptly render payment (but in any event not later than five (5) Business Days) in the amount of such liability to the Representative Account.
          Section 2.4. Escrow Deposit
          At the Closing, the Buyer shall deliver a portion of the Purchase Price equal to the Escrow Amount to LaSalle Bank, N.A., as escrow agent (the “Escrow Agent”), to be held in escrow pursuant to the terms and conditions of that certain Escrow Agreement, by and among the Representative, the Buyer and the Escrow Agent (the “Escrow Agreement”). Subject to the terms and conditions of the Escrow Agreement, the Escrow Indemnity Amount and all income earned thereon shall be available to satisfy any indemnity obligations of the Sellers pursuant to Article VIII hereof, to the extent that such claims are not otherwise satisfied by the Sellers by payment of cash to the Buyer. Subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be available to satisfy any payment obligations of the Sellers under Section 2.3(d) or Section 2.5.
          Section 2.5. Accounts Receivable
          (a) As soon as reasonably practicable after the date which is 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Representative, a statement showing the Accounts Receivable as of the Effective Time (as reflected in the Closing Balance Sheet under Section 2.3) which remain uncollected on the date which is 90 days after the Closing Date. If the Accounts Receivable collected is less than the Net Accounts Receivable, then as an adjustment to the Purchase Price, the Sellers shall promptly pay to the Buyer an amount which equals the amount of Net Accounts Receivable in excess of the amount of Accounts Receivables collected as of 90 days after the Closing. It is anticipated that (i) amounts due from the Sellers would be paid from the Escrow Accounts Receivable Amount, (ii) if such Escrow Accounts Receivable Amount is insufficient for such purpose, the excess would be paid from the Escrow Amount, and (iii) if such Escrow Amount is insufficient for such purpose, the excess would be paid directly by the Sellers.
          (b) In the event that payment is rendered to the Buyer pursuant to Section 2.5(a), the Buyer shall, upon request of the Representative, cause the Company to assign its rights to any uncollected Accounts Receivable to the Sellers. The Parties agree to cooperate, to do such acts and to execute such documents and instruments as may be reasonably required to effectuate such assignments. Upon the Representative’s request, the Buyer agrees to furnish or cause to be furnished, at no cost to the Buyer, such information and records as is reasonably relevant to any such uncollected Accounts Receivable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
          The Sellers (and each of them) hereby jointly and severally make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein. Each reference in Article III to a Schedule shall refer to a Schedule to the Disclosure Letter, which will be delivered at the Closing pursuant to Article VII and which is incorporated into this Agreement and made a part hereof by reference.
          Section 3.1. Corporate Existence and Power
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Sellers have delivered to the Buyer true, complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, as currently in effect.
          (b) The Company has the corporate power and corporate authority to own, lease and use its assets and to transact the Business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 3.1; such jurisdictions constitute all jurisdictions where any such license or qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
          (c) Except as set forth on Schedule 3.1, the Company is not a party to, subject to or bound by any Contract, Law or Order (i) which is or would be breached or violated or the obligations under which are or would be accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Sellers of this Agreement, or (ii) which is or would prevent the carrying out of the transactions contemplated hereby. Except as set forth on Schedule 3.1, no waiver or consent of any third party or Government is required for the execution of this Agreement or the consummation of the transactions contemplated hereby. The transactions contemplated hereby will not result in the creation of any Lien against the Company or any of its properties or assets.
          Section 3.2. Valid and Enforceable Agreement; Authorization
          Each Seller has the power and capacity to execute and deliver this Agreement, to perform such Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers. No consent or permit from any third party is necessary to transfer the Shares owned by each of the Sellers, and there exists no restriction on the transfer of the Shares (other than the restrictions on non-registered securities under applicable federal and state securities Laws) or the consummation of the transactions contemplated hereby. This Agreement and all of the documents listed in Section 7.2 constitute a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with their terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any action on the part of the Company.
          Section 3.3. Capitalization and Ownership
          (a) The authorized capital stock of the Company and the names and holdings of the record holders thereof as of March 1, 2006 and as of the Closing are set forth on Schedule 3.3. The Shares owned by the Sellers are the only issued and outstanding capital stock of the Company. Each Seller is the sole holder and owner, of record and beneficially, of his, her or its Shares as set forth on Schedule 3.3, with all rights to vote such Shares without restriction and free and clear of all Liens. Upon purchase and payment therefor and delivery to the Buyer thereof in accordance with the terms of this Agreement, each Seller’s Shares shall be transferred free and clear of all Liens at the Closing. All the Shares were duly authorized and validly issued and are fully paid and non-assessable without restriction on the right of transfer thereof (other than restrictions imposed upon non-registered securities under federal and state securities Laws). Subject to the provisions of the Stockholders’ Agreement (which effective as of the Closing will be terminated) and except for the Buyer’s rights pursuant to this Agreement, except for the Warrants and Options (each of which as of the Closing has been terminated) and except as set forth on Schedule 3.3, (i) there are no authorized or outstanding securities of the Company other than the Shares, or warrants, preemptive rights, other rights, or options with respect to any securities of the Company, and (ii) neither the Company nor any Seller is subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire the Shares or any other securities of the Company. Except for the Stockholders’ Agreement (which effective as of the Closing will be terminated), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the Stockholders’ Agreement and Registration Rights Agreement (each of which effective as of Closing will be terminated), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. Schedule 3.3 also sets forth each Seller’s Closing Pro Rata Portion, Escrow Pro Rata Portion or Series A and B Pro Rata Portion, as applicable.
          (b) All Options and Warrants have been terminated as of the Closing Date in a manner which complies with applicable Law. Other than the Performance Assessment Network, Inc. Stock Option Plan, created under the Performance Assessment Network, Inc. Equity Incentive Plan, effective as of October 16, 2000, as amended, the Company is not a party to any stock option plan or equity incentive plan. The Warrantholder is entitled to receive an aggregate of 20,000 shares of Common Stock under the Warrants, which right is being terminated pursuant to the Warrant Termination Agreement. Other than the Warrants which will be terminated pursuant to the Warrant Termination Agreement, the Company is not a party to any other warrant. The Company has complied in all material respects with the Know-How License

Agreement, dated August 13, 2003, by and between the Company and the Warrantholder (the “P&G License Agreement”), including the payment of all royalties due thereunder. The Company has not achieved Gross Sales (as defined in the P&G License Agreement) of the Licensed Product (as defined in the P&G License Agreement) of at least $1,000,000 in any Contract Year (as defined in the P&G License Agreement).
          (c) After payment in full of the Preference Payment by the Buyer, all outstanding shares of Preferred Stock will be converted to Common Stock and then sold, assigned, transferred and conveyed to the Buyer in a manner which complies with applicable Law.
          (d) Effective as of the Closing, the Stockholders’ Agreement and the Registration Rights Agreement have been terminated in a manner which complies with applicable Law.
          (e) The Company does not have any subsidiaries. The Company does not directly or indirectly own or have any capital stock or other equity interest in any corporation, partnership, limited liability company or partnership, joint venture or other entity.
          Section 3.4. Financial Statements
          Attached as Schedule 3.4(a) are the Financial Statements. The Financial Statements were derived from the books and records of the Company and (a) are true, complete and correct, (b) present fairly the financial position and results of operations of the Company at the dates and for the periods indicated, and (c) have been prepared in accordance with GAAP, consistently applied, except that the unaudited balance sheets of the Company included in the Financial Statements do not include all of the notes thereto which might be required by GAAP and are subject to the adjustments listed on Schedule 3.4(b).
          Section 3.5. Events Subsequent to December 31, 2005
          Since December 31, 2005, except as set forth on Schedule 3.5, there has been no:
          (a) change in the Business or condition (financial or otherwise), operations, or results of operations of the Company other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);
          (b) damage, destruction or loss, whether covered by insurance or not, affecting the tangible assets of the Company;
          (c) loss of substantial customer accounts of the Company, and the Sellers have no Knowledge of any such threatened loss;
          (d) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Company;
          (e) sale or direct or indirect redemption, purchase or other acquisition of securities of the Company;

          (f) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Company, or any benefits granted under any Plan with or for the benefit of any such employee, shareholder, director, officer, or agent other than as set forth on Schedule 3.21;
          (g) transaction entered into or carried out by the Company in connection with the Business, other than in the Ordinary Course;
          (h) borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of the Company, or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Company, other than in the Ordinary Course;
          (i) change made with respect to the Company in its Tax or financial accounting or any Tax election;
          (j) grant of any Lien with respect to the Shares or the assets of the Company;
          (k) transfer of any assets of the Company, other than arm’s-length sales, leases, or dispositions in the Ordinary Course;
          (l) modification or termination of any Material Contract or any term thereof except in the Ordinary Course;
          (m) lease or acquisition of any capital assets by the Company with a value greater than $20,000 per item or $50,000 in the aggregate;
          (n) loan or advance by the Company to any third party except for travel or other advances not in excess of $2,000 made in the Ordinary Course to its employees; or
          (o) commitment or agreement by the Company to do any of the foregoing items (a) through (n).
          Section 3.6. Undisclosed Liabilities
          The Company does not have any Liabilities whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and, to the Knowledge of the Sellers, there is no basis for any claim against the Company for any such Liability, except (a) as set forth on Schedule 3.6 or in the Financial Statements as of, or for the period ended, March 31, 2006, and (b) as incurred in the Ordinary Course since March 31, 2006.
          Section 3.7. Taxes
          Except as set forth in Schedule 3.7:

          (a) The Company has filed, or caused to be filed, on a timely basis all Tax Returns, and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions as required by Treasury Regulation 1.6011-4. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
          (b) All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid.
          (c) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code or any similar provision under state, local or foreign Law.
          (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
          (e) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
          (f) The Company (i) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code and (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
          (g) The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.
          (h) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.
          (i) No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.
          (j) The Company has not received from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.
          (k) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (l) The Company has delivered to the Buyer complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Company filed or received for the last three (3) years.
          (m) None of the assets of the Company is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (n) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. The Company is not the borrower or the guarantor of any outstanding industrial revenue bonds, and the Company is not a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds
          (o) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (p) The Company has not agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method.
          (q) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897.
          (r) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of foreign, state or local Law.
          (s) The Company has filed or caused to be filed with the appropriate Government all unclaimed property reports required to be filed and has remitted to the appropriate Government all unclaimed property required to be remitted.
          (t) The unpaid Taxes of the Company (i) did not exceed, as of the most recent fiscal month end, the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company’s most recent balance sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (u) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing Date; and (iii) prepaid amount received prior to the Closing Date.

          (v) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.
          Section 3.8. Accounts Receivable
          Set forth on Schedule 3.8 is a list of all the accounts receivable of the Company as of March 31, 2006. Such accounts receivable, together with any accounts receivable arising between such date and the Closing Date (the “Accounts Receivable”), are or will be (to the extent not yet paid in full) valid, genuine and existing and arose in the Ordinary Course. To the Knowledge of the Sellers, the Accounts Receivable are or will be not subject to any counterclaim, set-off, defense or Lien. The Net Accounts Receivable are and will be current and fully collectible, and if not collectible, the Buyer will be compensated pursuant to Section 2.5.
          Section 3.9. No Breach of Law or Governing Document
          Except as set forth on Schedule 3.9, the Company is not in default under or in breach or violation of:
          (a) any Law, including without limitation any Laws pertaining to government contract matters, data handling matters (including data handling matters under foreign Law or not in compliance with an applicable safe harbor), filings by foreign entities and the distribution of personally identifiable information to unauthorized persons, the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, as set forth in Title 45, Parts 160 and 164 of the Code of Federal Regulations, the Graham-Leach-Bliley Act of 1999 and the Fair Credit Reporting Act;
          (b) the provisions of any Government permit, franchise, or license;
          (c) any provision of its Certificate of Incorporation or its Bylaws; or
          (d) any resolution adopted by the shareholders and/or the board of directors of the Company.
Except as set forth on Schedule 3.9, neither the Company nor any Seller has received any written notice alleging such default, breach or violation. Neither the execution of this Agreement nor the occurrence of the Closing does or will constitute or result in any such default, breach or violation. The Company has a valid license to conduct all of the Business which it has conducted during the last twelve (12) months.
          Section 3.10. Litigation
          Except as set forth on Schedule 3.10, (a) there is no, and there has not been any, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action by a tribunal of competent jurisdiction (any of the foregoing, “Action”) pending or, to the best of the Sellers’ Knowledge, threatened against the Company or involving the Business, any of its property, or any of its shareholders, directors, officers, agents, or other personnel in their capacity as such, including, without limitation, any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; (b) the Company is not and has not been subject to any Order other than Orders of general applicability; and (c) the Company has not been or, to the best of the Sellers’ Knowledge, been threatened to be subject to, and there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company.
          Section 3.11. Real Property Owned
          The Company does not own real property.
          Section 3.12. Personal Property — Owned
          Except as set forth on Schedule 3.12, the Company has good and marketable title to all its owned personal property, including in each case all personal property reflected on the Financial Statements as of, or for the period ended, March 31, 2006 or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens, and there exists no restriction on the use or transfer of such property except for Liens for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Financial Statements as of, or for the period ended, March 31, 2006.
          Section 3.13. Real and Personal Property — Leased
          The Company is not the lessor of any real or personal property. Set forth on Schedule 3.13(a) hereto is a list of each lease under which the Company is the lessee of any real property, and set forth on Schedule 3.13(b) hereto is a list of each lease under which the Company is the lessee of any personal property and the location of such property. The Company has made available to the Buyer a true, correct and complete copy of each lease identified on Schedule 3.13. The premises or property described in such leases are presently occupied or used by the Company as lessee under the terms of such leases. Except as set forth on Schedule 3.13(a) and Schedule 3.13(b), all rentals due under such leases have been paid and there exists no default by the Company or, to the best of the Sellers’ Knowledge, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or, to the best of the Sellers’ Knowledge, by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth on Schedule 3.13, the Company has all right, title and interest of the lessee under the terms of said leases, free of all Liens and all such leases are valid and in full force and effect.
          Section 3.14. Necessary Property
          Except as set forth on Schedule 3.14, the Company is the sole owner or lessee of all right, title, and interest in and to all assets reflected on the Financial Statements as of, or for the period ended, March 31, 2006, and all property, real and personal, tangible and intangible, used by it in, or, together with leased property set forth on Schedule 3.13, necessary for it to transact, the Business in which it is now engaged, and there exists no restriction on the use or transfer of such assets or property except as otherwise described on Schedule 3.14. The assets owned or leased by the Company constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by the Company. There exists no condition, restriction or reservation affecting the title to or utility of the assets of the Company which would prevent the Company or Buyer from utilizing such assets, or any part thereof, immediately after the Closing to the same full extent that the Company might continue to do so if the transactions contemplated hereby did not take place.
          Section 3.15. Use and Condition of Property; Location
          Except as set forth on Schedule 3.15, all the assets of the Company are in good operating condition and repair, subject to ordinary wear and tear, as reasonably required for their use as presently conducted by the Company, and conform to all applicable Laws, and no written notice of any violation of any Law relating to any of such assets has been received by the Company except such as have been fully complied with. All of the assets of the Company are in possession of the Company.
          Section 3.16. Licenses and Permits
          Except as set forth on Schedule 3.16, the Company possesses all licenses, permits and other approvals required for the conduct of the Business, and each such license or permit is valid and in full force and effect and upon the Closing the Company will have all right and authority to conduct its activities pursuant to such licenses and permits.
          Section 3.17. Environmental Matters
          The Company is not in violation of, and has not violated, any Environmental Law or any other applicable safety, health, building or zoning Law. The Company has obtained and is in compliance with all necessary Environmental Permits, and no deficiencies have been asserted by any Government with respect to such items. There never has been pending or, to the best of the Sellers’ Knowledge, threatened against the Company any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, Order, Lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permit or any Environmental Law.
          Section 3.18. Contracts
          (a) The Sellers have delivered to the Buyer accurate and complete copies of, and Schedule 3.18(a) contains (identified by subpart of this Schedule 3.18(a)) an accurate and complete list of the parties to, each Contract (a “Material Contract”) which:
     (i) involves performance of services by the Company of an amount or value in excess of Ten Thousand Dollars ($10,000) per year;
     (ii) involves performance of services or delivery of goods, testing content, testing facilities or materials to the Company of an amount or value in excess of Ten Thousand Dollars ($10,000) per year or the performance of which is necessary for the Company to fulfill obligations of the type described in Section 3.18(a)(i);
     (iii) was not entered into in the Ordinary Course;
     (iv) involves a sharing of revenue (including payment of royalties to or from the Company with any Person), profits, losses, costs, or Liabilities (excluding reimbursement of out-of-pocket costs or travel expenses incurred in the Ordinary Course) (collectively, the “Revenue Sharing Contracts”);
     (v) contains covenants that in any way purport to negatively restrict the Company’s Business activity or negatively limit the freedom of the Company to engage in any line of the Business or to compete with any third party;
     (vi) provides for any commission payments by the Company to any Person or by any Person to the Company, other than direct payments for services (other than those Contracts listed in Section 3.18(a)(iv));
     (vii) is a written warranty, guaranty (other than financial performance guaranties) and/or other similar undertaking with respect to contractual performance extended by the Company, other than those provided in the Ordinary Course;
     (viii) is a Contract between the Company and any former and current employee or consultant of the Company (other than the Options granted by the Company which are being terminated effective as of the Closing Date);
     (ix) is a Contract between the Company and any partner or value added reseller;
     (x) contains a financial performance guarantee (collectively, the “Guaranteed Contracts”);
     (xi) is a Contract between the Company and any test provider or test publisher (collectively, the “Content Contracts”)
     (xii) is a contract between the Company and any testing center (collectively, the “Testing Center Contracts”);
     (xiii) contains a cap on revenue under the Contract (collectively, the “Revenue Cap Contracts”);
     (xiv) is a Contract or subcontract with any Government; and
     (xv) is a supplement, amendment or modification (whether oral or written) in respect of any of the foregoing.

          (b) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
          (c) Except as set forth in Schedule 3.18(c):
     (i) the Company is, and at all times since January 1, 2002 has been, in compliance with all terms and requirements of each Material Contract;
     (ii) to the Knowledge of the Sellers, each other Person that has or had any obligation or Liability under any Material Contract is, and at all times since January 1, 2002 has been, in compliance with all terms and requirements of such Material Contract;
     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach that would give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; and
     (iv) the Company has not given to or received from any other Person, at any time since January 1, 2002, any written notice or, to the Knowledge of the Sellers, oral communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.
          (d) Except as set forth on Schedule 3.18(d), each Material Contract:
     (i) is in full force and effect and is valid and enforceable in accordance with its terms; and
     (ii) will not upon completion or performance thereof have a Material Adverse Effect.
          (e) Schedule 3.18(e)(i) sets forth a true, correct and complete list of the customer under each customer Contract of the Company as of the Closing, and the actual annual revenue as of December 31, 2005 for such customer. Schedule 3.18(e)(ii) sets forth a true, correct and complete list of each Contract of the Company canceled by a customer since December 31, 2005. Since December 31, 2005, the Company has renewed and entered into Contracts only in the Ordinary Course. Except as set forth on Schedule 3.18(e)(iii), no customer of the Company as of December 31, 2005 has terminated or canceled, or has provided written notice or, to the Knowledge of the Sellers, has otherwise communicated to the Company that it intends to discontinue, terminate or cancel or amend, its Contract. To the Sellers’ Knowledge, no customer of the Company as of December 31, 2005 has provided written notice or, to the Knowledge of the Sellers, has otherwise communicated to the Company that it intends to decrease its purchases under its customer Contract with the Company. Except as set forth on Schedule 3.18(e)(iv), since December 31, 2005, the Company has not renewed, renegotiated, amended or entered into a new Contract with any customer which will result in a $10,000 (or greater) increase or decrease in contracted annual fees from the amount set forth on Schedule 3.18(e)(i) for such customer.
          (f) Schedule 3.18(f) sets forth a true, correct and complete list of the rate charged to the Company by each content provider pursuant to each of the Content Contracts which had expenditures in 2005 of at least $1,000 or greater and the annual expenditure for the calendar year ended 2005 under each such Content Contract.
          (g) Schedule 3.18(g) sets forth a true, correct and complete list of the rate charged to the Company by each testing center pursuant to each of the Testing Center Contracts which had expenditures in 2005 of at least $10,000 or greater and the annual expenditure for the calendar year ended 2005 under each such Testing Center Contract.
          (h) Schedule 3.18(h) sets forth a true, correct and complete description of the material terms applicable to the sharing arrangements under each of the Revenue Sharing Contracts, the rate charged to the Company pursuant to each such Revenue Sharing Contract and the annual expenditure for the calendar year ended 2005 under each such Revenue Sharing Contract.
          (i) Schedule 3.18(i) sets forth a true, correct and complete description of the (i) standard language of the service level guarantee contained in the Company’s form of customer agreement; (ii) material terms of any service level guarantee provisions which are substantively different from the provision set forth in subsection (i) above; and (iii) material terms of the financial performance guarantees under each of the Guaranteed Contracts.
          (j) Schedule 3.18(j) sets forth a true, correct and complete list of the revenue through March 31, 2006 under each of the Revenue Cap Contracts and the amount of the cap under each of the Revenue Cap Contracts.
          Section 3.19. Intellectual Property Assets
          (a) To the Knowledge of the Sellers, the operation of the Business as currently conducted is free from any rightful claim of any third party for infringement or misappropriation of a United States patent, trademark, copyright or trade secret.
          (b) The Sellers have delivered to the Buyer copies of, and Schedule 3.19(b)(i) contains a complete and accurate list of, all Contracts relating to any Intellectual Property Assets, other than licenses implied by the sale of a product and/or perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. The Company has valid and paid-up licenses to the commonly available software programs described in the preceding sentence. Schedule 3.19(b)(ii) contains a complete and accurate list of any royalties paid by or received by the Company in 2005 under any Contract which had revenues or expenditures in 2005 of at least $1,000 or greater. There are no outstanding and, to the Sellers’ Knowledge, no threatened disputes or disagreements with respect to any Contract or license relating to the Intellectual Property Assets.

          (c) The Intellectual Property Assets are all those necessary for the operation of the Business as currently conducted. Other than in respect of licenses listed in Schedule 3.19(c)(i), the Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens and has the right to use without payment to a third party all of the Intellectual Property Assets. The Company is the owner of all right, title and interest in and to software which it has developed or customized and has not, except as set forth on Schedule 3.19(c)(ii), sold or licensed any such software, whether to a customer or any other Person.
          (d) Each former and current employee and consultant of the Company has executed written Contracts with the Company that assign to the Company all of such employee’s or consultant’s rights to any software, inventions, improvements, discoveries or information related to the Business. The Company owns, free and clear of all Liens, all such inventions.
          (e) Schedule 3.19(e) contains a complete and accurate list of all Patents. In addition:
     (i) the Company is the sole owner of all right, title and interest in, to and under the Patents;
     (ii) the Patents have not expired and all required fees associated therewith have been paid;
     (iii) no other Person holds any interest, including, without limitation, any license, Lien, security interest and/or escrow right, in any of the Patents;
     (iv) the Company has not received any written, or to the Sellers’ Knowledge, oral claim asserting the invalidity, misuse or unenforceability of the Patents or challenging the Company’s right to use or transfer ownership of the Patents;
     (v) as of the Closing Date, all of the issued Patents set forth on Schedule 3.19(e) are valid and enforceable; are in compliance with all formal legal requirements, including, without limitation, payment of filing, search, examination, issue and/or maintenance fees; and are not subject to any fees or Taxes or actions falling due within ninety (90) days after the Closing Date;
     (vi) as of the Closing Date, none of the issued Patents listed on Schedule 3.19(e) has been or is now involved in any interference, reissue, reexamination or similar proceeding;
     (vii) as of the Closing Date, to the Knowledge of the Sellers, there is no potentially interfering patent or patent application of any other Person that poses any reasonable threat of interference with any of the Patents under this Agreement;

     (viii) to the Sellers’ Knowledge, none of the issued Patents identified on Schedule 3.19(e) is infringed or has been challenged or threatened in any way; and
     (ix) none of the Sellers has any Knowledge of any grounds for the invalidity, misuse or unenforceability of the Patents or for challenging the Company’s right to use or transfer the ownership of the Patents.
          (f) Schedule 3.19(f) contains a complete and accurate list of all registered Marks. In addition:
     (i) All registered Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any renewal fees or actions falling due within ninety (90) days after the Closing Date. All products and materials containing a Mark bear the proper federal registration notice where permitted by Law.
     (ii) No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Sellers’ Knowledge, no such action is threatened with respect to any of the Marks. With respect to items (a) through (e), (p) and (r) listed on Schedule 3.19(f) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(f), there is no potentially interfering trademark or trademark application of any other Person. With respect to items (a) through (e), (p) and (r) listed on Schedule 3.19(f) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(f), no Mark is infringed or has been challenged or threatened in any way. With respect to items (a) through (e), (p) and (r) listed on Schedule 3.19(f) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(f), none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
          (g) Schedule 3.19(g) contains a complete and accurate list of all Copyrights. There are no federally registered Copyrights in connection with the Business. To the Sellers’ Knowledge, no Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.
          (h) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. In addition:
     (i) The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and former employees and contractors of the Company have executed such an agreement).
(ii) To the Sellers’ Knowledge, the Company has good title to and an absolute right to use the Trade Secrets. To the Sellers’ Knowledge, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
          (i) Schedule 3.19(i) contains a complete and accurate list of all Net Names. All Net Names have been registered in the name of the Company and are in compliance with all Laws. With respect to items (b) through (e) and (j) listed on Schedule 3.19(i) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(i), no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, with respect to items (b) through (e) and (j) listed on Schedule 3.19(i) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(i), no such action is threatened with respect to any Net Name. With respect to items (b) through (e) and (j) listed on Schedule 3.19(i) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(i), no Net Name is infringed or has been challenged, interfered with or threatened in any way. With respect to items (b) through (e) and (j) listed on Schedule 3.19(i) and, to the Sellers’ Knowledge, with respect to all other items listed on Schedule 3.19(i), no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
          (j) The Sellers have no Knowledge of any third party claims or potential claims or of any other issues which would prevent the Buyer from fully using the Intellectual Property Assets being acquired.
          (k) None of the reverse engineering conducted by the Company has violated, or does violate, the terms of any Contract.
          (l) The Company has all licenses necessary to conduct, in a manner which complies with Law, all of the testing which has been, or is being, conducted by the Company.
          (m) To the Sellers’ Knowledge, the operation of the Business as currently conducted is free from any rightful claim of any third party for infringement of a United States patent, trademark, copyright, or trade secret and the operation of the Business has not been threatened (including, inter alia, receiving any written or oral claim or notice alleging any such infringement or offer to license any patent, trademark, copyright, or trade secret of any third party) to be subject to, and there are no grounds for, any Action or Order relating to such infringement.

          Section 3.20. Insurance
          The Company has at all times since January 1, 2002 maintained insurance as required by Law or under any Contract to which the Company is or has been a party, including, without limitation, general comprehensive liability, director and officer liability, unemployment and workers’ compensation coverage. Schedule 3.20 sets forth a list of the insurance maintained by the Company, together with the amount of coverage for each policy, the premium due dates and the dates of last payment. The Sellers have delivered to the Buyer accurate and complete copies of all such policies and correspondence relating to coverage thereunder.
          Section 3.21. Officers, Directors, Employees, and Consultants
          (a) Set forth on Schedule 3.21 is a list of: (i) all current directors of the Company, (ii) all current officers (with office held) of the Company, (iii) all Active Employees of the Company, (iv) all current paid consultants to the Company, and (v) all retirees and terminated employees of the Company for whom the Company has any benefits responsibility or other continuing or contingent obligations, together, in the case of (ii), (iii), (iv) and (v), with respect to each such person: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2005; sick and vacation leave that is accrued but unused; commissions and other incentive compensation that have been accrued but unpaid; and service credited for purposes of vesting and eligibility to participate under any Plan, or any other employee or director benefit plan. The Company is not indebted to any shareholder, director, officer, employee or agent of the Company, except for amounts due as normal salaries, wages and bonuses and in reimbursement of ordinary expenses on a current basis.
          (b) No shareholder, director, officer, agent, employee, consultant or contractor of the Company is bound by any Contract that purports to limit the ability of such shareholder, director, officer, agent, employee, consultant or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery.
          Section 3.22. Bank Accounts of the Company
          Set forth on Schedule 3.22 is a list of the locations and numbers of all bank accounts, investment accounts, brokerage accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto.
          Section 3.23. Transactions with Related Persons
          Except as set forth on Schedule 3.23, the Company has no Liabilities, contractual or otherwise, owed to, or assets owing from, directly or indirectly, any Seller or any Affiliate of the Company or any Seller. Except as set forth on Schedule 3.23, no Seller or director, officer or Affiliate of the Company has any financial interest, direct or indirect, in any supplier or customer of, or other business which has any transactions or other business relationship with, the Company.

          Section 3.24. Labor Disputes; Compliance
          (a) The Company has complied in all respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other similar requirements, the payment of social security and similar Taxes and occupational safety and health. The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws at the time such compliance was or is required.
          (b) Except as disclosed in Schedule 3.24(b), (i) the Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2002, there has not been, there is not presently pending or existing, and to the Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or institution of any employee grievance process involving the Company; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Sellers’ Knowledge, threatened against or affecting the Company any Action relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Government, and there is no organizational activity or other labor dispute against or affecting the Company; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration proceeding exists that might have an adverse effect upon the Company; (vii) there is no lockout of any employees by the Company, and no such action is contemplated by the Company; and (viii) there has been no charge of discrimination filed against or threatened against the Company with the Equal Employment Opportunity Commission or similar Government.
          Section 3.25. Employee Benefit Matters
          (a) Except as set forth on Schedule 3.25 hereto, the Company is not a party to any Plan. True, correct and complete copies of all current documents (or summaries thereof) creating or evidencing any Plan listed on Schedule 3.25 have been delivered to the Buyer. There are no pending or, to the best of the Sellers’ Knowledge, threatened negotiations, demands or proposals with respect to the subject matter of the foregoing Plans.
          (b) The Company has not made any contributions to any multi-employer plan (as defined in ERISA §3(37) or ERISA §4001(a)(3)), the Company has never been a member of a controlled group (within the meaning of Code Section 414(b) or 414(c)) which contributed to any such plan.
          (c) Each Plan complies with and has been administered, operated, and maintained in substantial compliance with, and, except as set forth on Schedule 3.25(c), the Company has no direct or indirect Liability under, the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, to the extent applicable to the Plan, and no Plan is subject to Title IV of ERISA.

          (d) Except as set forth on Schedule 3.25(d), the Company has no Liability or obligation to provide life, medical or other benefits under any Welfare Plan to former or retired employees (or other persons), other than under COBRA.
          (e) Except as set forth on Schedule 3.25(e) or contemplated in connection with the transactions under this Agreement, the Company has not terminated or taken action to terminate any employee benefit plans as defined in Section 3(3) of ERISA. All employee benefit plan terminations have been carried out in accordance with all provisions of the Law and any rulings or regulations of any administrative agency, including, without limitation, all applicable reporting and other provisions of the Code and ERISA and with respect to the PBGC. The Company has no Liability to, and has not received notice alleging such Liability from, any Person, including, without limitation, the PBGC, any other Government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company liable for any excise, income or other Tax or penalty as a result of or in connection with such termination. The Company has obtained a favorable determination letter from the IRS with respect to the termination of each of such “employee pension benefit plan” as defined in Section 3(2) of ERISA, true, complete and correct copies of which have been delivered to the Buyer. The favorable determination letters were received after full and accurate disclosure by the Company of all facts to the appropriate Government agencies.
          (f) Except as set forth on Schedule 3.25(f), there has been no amendment to, written interpretation of or announcement (whether written or not written) by the Company relating to, or change in employer participation or coverage under, any Plan, that would increase the expense of maintaining such Plan above the level of the expense incurred or accrued in respect thereof on the Financial Statements (other than annual increases in the industry generally).
          (g) Except as set forth on Schedule 3.25(g), each Plan that is intended to qualify under Code Section 401(a) and Code Section 501(a) is qualified under Code Section 401(a) and Code Section 501(a) and has been determined by the IRS to qualify (either through an IRS determination letter or an IRS opinion letter to the prototype plan sponsor), and nothing, to the Sellers’ Knowledge, has since occurred which has or could cause the loss of the Plan’s qualification.
          (h) All required reports and descriptions of each Plan described in Schedule 3.25 (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been, timely filed (if otherwise required) and, if required by Law, distributed.
          (i) Any notices required by ERISA or the Code or any other state or federal Law or any ruling or regulation of any state or federal administrative agency with respect to each Plan described in Schedule 3.25 have been appropriately given.
          (j) All contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been or will be made prior to the Closing Date, as required, by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report, if any.
          (k) All insurance premiums with respect to the Plans (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the Ordinary Course, with regard to such Plans for policy years or other applicable policy periods ending on or before the Closing Date.
          (l) Except as described in Schedule 3.25(l), no Plan subject to Title IV of ERISA has benefit liabilities (as defined in ERISA §4001(a)(16)) exceeding the assets of such Plan.
          (m) With respect to each Plan described in Schedule 3.25:
     (i) no non-exempt prohibited transactions (as defined in ERISA §406 or Code Section 4975) have occurred;
     (ii) no Action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of the Plan (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, and to the best of the Sellers’ Knowledge, threatened against or with respect to the Plan, any Sponsor or fiduciary (as defined in ERISA §3(21)) of the Plan (including any Action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the Plan); and
     (iii) neither the Sponsors nor, to the Sellers’ Knowledge, the fiduciary has any knowledge of any facts which would give rise to or could give rise to any Action, suit, grievance, arbitration or other manner of litigation, or claim.
          (n) Neither the Company nor any of its directors, officers, or employees has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Plan described in Schedule 3.25 hereto.
          (o) Except as set forth on Schedule 3.25(o), there is no matter pending (other than routine qualification determination filings or ruling requests) with respect to any Plan before the IRS or the U.S. Department of Labor.
          (p) There is no pending or, to the Sellers’ Knowledge, threatened Action, against or involving any Plan described in Schedule 3.25 and, to the Sellers’ Knowledge, there is no basis for any Action.
          (q) No Plan described in Schedule 3.25 hereto, if subject to Title IV of ERISA, has been completely or partially terminated.

          (r) No Plan described in Schedule 3.25 hereto has been the subject of a reportable event (as defined in ERISA §4043) as to which a notice would be required to be filed with the PBGC.
          (s) The Company does not have any Liability (i) as set forth on Schedule 3.25(s), for the termination of any single employer plan under ERISA §4062 or any multiple employer plan under ERISA §4063, (ii) for any Lien imposed under ERISA §302(f) or Code Section 412(n), (iii) for any interest payments required under ERISA §302(e) or Code Section 412(m), (iv) for any excise Tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (v) for any minimum funding contributions under ERISA §302(c)(11) or Code Section 412(c)(11).
          (t) All the Plans listed on Schedule 3.25, to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and the Company does not have any Liability for any excise Tax imposed by Code Section 5000.
          (u) With respect to any Plan which is a Welfare Plan as defined in Section 3(1) of ERISA: (i) each such Welfare Plan which is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or the Buyer to a Tax under Code Section 4976(a); and (iii) each such Welfare Plan which is a group health plan (as such term is defined in Code Section 4980B(g)(2)) complies in all respects and in each case has complied with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.
          (v) To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent (i) determination letter and any outstanding request for a determination letter; (ii) Form 5500 and attached Schedule B (including any related actuarial valuation report) with respect to the last three (3) Plan years for each Plan subject to Code Section 412; (iii) Form 5310 and any related filings with the PBGC with respect to the last six (6) Plan years for each Plan subject to Title IV of ERISA; (iv) ruling letter and any outstanding request for a ruling letter with respect to the Tax-exempt status of any VEBA which is implementing such Plan; and (v) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a “group health plan” as defined in Code Section 4980B(g)(3) have been delivered to the Buyer.
          (w) Each Plan (including any Plan covering former employees of the Company) may be amended or terminated by the Company or the Buyer on or at any time after the Closing Date.
          (x) All expenses and Liabilities relating to all Plans described in Schedule 3.25 have been fully and properly accrued on the Company’s books and records and the Financial Statements reflect all of such Liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

          Section 3.26. Discrimination and Occupational Safety and Health
          Except as set forth on Schedule 3.26, no Person has any claim or, to the best of the Sellers’ Knowledge, any basis for any Action against, and no claim is pending or, to the best of the Sellers’ Knowledge, threatened against, the Company arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards.
          Section 3.27. IRCA
          With respect to each person employed by the Company on the Closing Date, (a) the Company hired such person in compliance with the IRCA; and (b) the Company has complied with all recordkeeping and other regulatory requirements under IRCA.
          Section 3.28. Product and Service Warranties
          Set forth on Schedule 3.28 are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. No oral product or service warranties or guaranties have been authorized or made containing terms less favorable to the Company than the terms of the forms of product and service warranties and guarantees set forth on Schedule 3.28. Except as set forth on Schedule 3.28, since January 1, 2002, no product or service warranty or customer claims have been made against the Company except routine claims as to which, in the aggregate, losses and expenses do not and will not exceed the amount of the reserve for warranties on the Closing Balance Sheet, or, if no such reserve exists, $10,000. All services performed for customers of the Business have been performed in a commercially reasonable manner.
          Section 3.29. Books and Records
          The books of account, stock record books, minute books, bank accounts and other corporate records of the Company are true, correct and complete, have been maintained in accordance with good business practices, and the matters contained therein are accurately reflected in the Financial Statements to the extent appropriate. The minute books and stock books of the Company have been delivered to the Buyer and are true, correct and complete. The Company has kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          Section 3.30. Suppliers
          Schedule 3.30 sets forth a true, complete and correct list of the Company’s suppliers, by annual volume of purchases (by dollar value over $10,000), for each of the years ended March 31, 2004 and 2005 and for the nine month period ended December 31, 2005. To the Knowledge of the Sellers, no supplier of the Company intends to stop, or decrease the rate of, supplying materials, products or services to the Company.
          Section 3.31. Guarantees
          The Company is not a guarantor, indemnitor, surety or accommodation party or otherwise liable for any indebtedness of any other Person except as endorser of checks received and deposited in the Ordinary Course.
          Section 3.32. Foreign Assets
          Except as set forth in Schedule 3.32, the Company has no interest in any real property or tangible or intangible personal property located outside of the United States, including any stock, securities or investments in, claims against, or receivables from any Person with substantially all its property or business so located.
          Section 3.33. Foreign Operations and Export Control
          The Company, and to the Knowledge of the Sellers, each officer, director, employee, agent or other Person acting on behalf of the Company, has at all times acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;
          (b) in compliance with all applicable foreign Laws, including Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without notice of violation of and in compliance with all relevant anti-boycott legislation, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto, the Tax Reform Act of 1976, as amended, the Export Administration Act of 1979, as amended, and regulations thereunder, including all reporting requirements;
          (d) without violation of and pursuant to any required export licenses granted under the Export Administration Act of 1979, as amended, and regulations thereunder, which licenses are described in Schedule 3.33; and
          (e) without violation of the Foreign Corrupt Practices Act of 1977.
          Section 3.34. Disclosure
          No representation or warranty by the Sellers in this Agreement or any Schedule referred to herein contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which the statements were made, not misleading.
          Section 3.35. Brokers, Finders
          Except as set forth in Schedule 3.35, no finder, broker, agent, or other intermediary, acting on behalf of the Company or the Sellers, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
ARTICLE IV
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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          The Buyer hereby makes the following representations and warranties to each of the Sellers, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
          Section 5.1. Corporate Existence and Power; Authorization
          (a) The Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Missouri. The Buyer has the corporate power and authority to own and use its assets and to transact the business in which it is engaged.
          (b) The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and all of the documents listed in Section 7.3 to which the Buyer is a party constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.
          (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of the Buyer.
          (d) The Buyer is not a party to, subject to or bound by any Contract, Law or Order (i) which is or would be breached or violated or the obligations under which are or would be accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Buyer of this Agreement, or (ii) which is or would prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third person or Government is required for the execution of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

          Section 5.2. Brokers, Finders
          No finder, broker, agent, or other intermediary, acting on behalf of the Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
          Section 5.3. Compliance with Securities Laws
          The Buyer is acquiring the Shares for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of the Shares or any interest therein except in compliance with the Securities Act of 1933, as amended, and any other applicable federal and states securities Laws.
ARTICLE VI
COVENANTS OF THE PARTIES
          Section 6.1. Confidentiality
          (a) Subject to subsection (b) below, unless consented to in writing by the Buyer, the terms of this Agreement shall be kept strictly confidential by each of the Sellers and each of their respective agents. Nothing contained herein shall preclude disclosures by the Buyer to the extent necessary or advisable to comply with accounting, Securities and Exchange Commission, NASD and other disclosure obligations imposed by Law. The Buyer and the Representative shall cooperate with the other and provide such information and documents as may be required in connection with any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Nothing in this Agreement shall be deemed to prohibit the disclosure by a party hereto of the tax treatment or the tax structure of the transactions contemplated hereby, the disclosure of which is permitted.
          (b) Each of the Sellers agrees to keep secret and confidential, and not to use or disclose to any third parties any Confidential Information without the prior express written consent of the Buyer unless or until the Confidential Information is: (i) already known to or otherwise in the possession of such Seller at the time of receipt from the Company; (ii) publicly available or otherwise in the public domain; (iii) rightfully obtained by such Seller from any third party without restriction and without breach of this Agreement by such Seller; or (iv) disclosed by such Seller without restriction pursuant to judicial action, or government regulations or other requirements provided such Seller has notified the Buyer prior to such disclosure and cooperates with the Buyer if the Buyer elects to pursue legal means to contest and avoid such disclosure. Notwithstanding anything in this Section 6.1 to the contrary, in the event that a Seller is an employee or consultant of the Buyer or its Affiliates, such Seller may disclose such Confidential Information as provided in such Seller’s employment agreement, if any, or as is necessary for the performance of his or her obligations to the Buyer.
          (c) Each of the Sellers acknowledges and confirms that certain data and other information (whether in human or machine readable form) that came or comes into such Seller’s possession or knowledge (whether before or after the date of this Agreement) and that was obtained from the Company, or obtained by such Seller for or on behalf of the Company, and that is identified herein (“Confidential Information”) is the secret, confidential property of the Company. This Confidential Information includes, but is not limited to, any information pertaining to the Company’s Businesses which is not generally known in the Company’s industry, including, but not limited to, (i) the Company’s current, future or proposed products or services, including, without limitation, engineering, design and technical data, unpublished computer code (both source code and executable code), network configurations, logic diagrams, software designs, algorithms, drawings, specifications, notebook entries, technical notes and graphs, and (ii) the Company’s business, accounting, marketing and operational methods, including, without limitation, business and strategic plans, organizational data, internal financial information, business methods, training materials, research and development plans and activities, business acquisition and expansion plans, marketing plans, sales data, unpublished promotional materials and proposals, cost and pricing information and policies, customer lists, inventory lists, sources of supplies, supply lists, employee lists, mailing lists, and information concerning relationships between the Company and its employees or customers.
          Section 6.2. Covenant Not To Compete.
          (a) Subject to the limitations set forth in subsection (c) below, each of the Sellers listed on Schedule 6.2 (collectively, the “Restricted Sellers”) agrees that, for the longer of two (2) years following the Closing Date, and two (2) years following the expiration or termination of any written employment agreement with the Buyer or any of its Affiliates entered into by such Restricted Seller, if any, such Restricted Seller will not, directly or indirectly (whether as owner, partner, consultant, employee, agent, officer, director, advisor or otherwise):
     (i) engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any Person which is engaged in, or will be engaged in, the development, supplying or sale of goods or services which is in a business of the same nature as the Business conducted by the Company as of the Closing Date (“Competitive Work”); or
     (ii) sell, solicit, call on or provide any Competitive Work to any Person which was a customer of the Company at any time within the twelve (12) months preceding the Closing Date or, if applicable, during the course of such Restricted Seller’s last twelve (12) months of employment by the Buyer or any of its Affiliates; or
     (iii) cause or attempt to cause such a customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company, the Buyer or its Affiliates; or
     (iv) induce or attempt to induce any employee, consultant or advisor of the Company or, with respect to any Restricted Seller who becomes an employee of the Buyer or any of its Affiliates, the Buyer or its Affiliates to accept employment or an affiliation (including, without limitation, any business relationship as a partner, joint venturer, guarantor, business associate, investor or owner of a business) involving Competitive Work or request, induce, advise or encourage a termination of employment of any employee of the Company or, with respect to any Restricted Seller who becomes an employee of the Buyer or any of its Affiliates, the Buyer or its Affiliates.
          (b) Each of the Restricted Sellers acknowledges that a breach of the covenants contained in this Section 6.2 will cause irreparable damage to the Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will be inadequate. Accordingly, each of the Restricted Sellers agrees that if such Restricted Seller breaches the covenants contained in this Section 6.2, in addition to any other remedy that may be available at Law or in equity, the Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.
          (c) Notwithstanding any other provision of this Section 6.2, the Restricted Sellers (and each of them) shall not be prohibited from investing as a passive investor in any publicly-held entity engaged wholly or in part in the Business as long as such investments in such entity do not, in the aggregate, exceed five percent (5%) of such entity’s total ownership.
          Section 6.3. Taxes
          (a) All sales, use, value-added, gross receipts, stamp duty, transfer or other similar Taxes incurred in connection with the transfer and sale of the Shares or the transactions contemplated by this Agreement shall be borne by the Sellers. The Buyer and each of the Sellers hereby agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the transfer and sale of the Shares or the transactions contemplated by this Agreement.
          (b) The Sellers shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Company for all Pre-Closing Tax Periods that are filed after the Closing Date. If an officer of the Company is required to sign any such income Tax Return, the Sellers shall deliver to the Buyer a copy of the Tax Return at least 30 days in advance of the filing due date for the Buyer’s review and comment, and the Sellers shall make such changes as are reasonably requested by the Buyer. The Sellers shall be responsible for payment of any Taxes shown due on such income Tax Returns except to the extent such Taxes (i) were paid prior to the Closing, (ii) were paid by any of the Sellers after the Closing, or (iii) were taken into account in calculating the Working Capital Adjustment. The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Company for any Pre-Closing Tax Periods that are filed after the Closing Date. Upon the reasonable request of the Representative, the Buyer shall permit the Representative to review and comment upon such Tax Returns that are material and shall make such changes as are reasonably requested by the Representative. The Sellers shall be responsible for payment of any Taxes shown due on these Tax Returns except to the extent such Taxes (i) were paid prior to Closing, (ii) were paid by any of the Sellers after Closing, or (iii) were taken into account in calculating the Working Capital Adjustment. Such Tax Returns shall be prepared in a manner consistent with the prior customs and practices of the Company, which shall be in accordance with applicable Law.
          (c) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period”). The Sellers shall pay to the Buyer, within fifteen (15) days after the date on which Taxes are paid with respect to the Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period to the extent such Taxes were not paid prior to Closing, were not paid by a Seller after Closing, or were not taken into account in calculating the Working Capital Adjustment. For purposes of this Section 6.3(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount that would be payable if the relevant Tax period ended on the day before the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.
          (d) The Buyer and each of the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and each of the Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings as necessary to carry out the intent of this Section 6.3(d). Any Tax audit or other Tax proceeding shall be deemed to be a Third Person claim subject to the procedures set forth in Article VIII of this Agreement.
          (e) The Buyer and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Representative, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
          (f) The Buyer and the Sellers agree to treat the Option Termination Payment and the Warrant Termination Payment as extraordinary items under Treasury Regulation section 1.1502-76(b)(2) (and any similar provisions under state and local law), and further agree to treat such payments as properly allocated to the portion of the Company’s day following the Closing such that for all Federal, state and local income tax purposes the Option Termination Payment and the Warrant Termination Payment occur at the beginning of the following day and are includible in the Buyer’s consolidated return. The Buyer and the Sellers shall take no position inconsistent with such treatment, except to the extent required by applicable law.
          (g) Any refunds or credits of Taxes (including any interest thereon) received by or credited to the Company after the Effective Time that are attributable to Tax periods ending on or prior to the Effective Time, or portions thereof ending on or prior to the Effective Time, except to the extent such refunds or credits were taken into account in calculating the

Working Capital Adjustment, shall be for the benefit of the Sellers, (collectively, “Sellers’ Refunds”). The Buyer shall use reasonable commercial efforts to obtain any Sellers’ Refunds and shall cause the Company to pay over to the Sellers any Sellers’ Refunds within 15 Business Days after receipt or credit thereof; provided, however, that the Sellers shall reimburse the Buyer for any reasonable out-of-pocket costs or expenses incurred in connection with obtaining such Sellers’ Refunds.
          Section 6.4. Representative; Actions.
          (a) The Sellers hereby appoint the Representative to be their true and lawful attorney-in-fact for all matters in connection with this Agreement, including, without limitation, the calculation of the Working Capital Adjustment, the acceptance of any claim by the Buyer, and the compromise of any disputes between the Buyer and the Sellers (or any of them) relating to this Agreement. The Representative will act on behalf of the Sellers with respect to all matters requiring action by the Sellers under this Agreement. The Representative hereby accepts such appointment. In the event of the incapacity of Douglas E. Cole, a successor Representative will be appointed by the former holders of a majority of the Shares.
          (b) The Representative shall take all actions required to be taken by the Sellers or the Representative under this Agreement and may take any action contemplated by this Agreement.
          (c) In the event that the Buyer gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in his or her sole judgment, whether to retain counsel (and to select that counsel) to protect the Sellers’ interests, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Sellers pursuant to this Agreement, including, without limitation, whether to consent or withhold his or her consent to any settlement or compromise of a claim.
          (d) The Representative shall not be liable to the Sellers (or any of them) for any act or omission taken pursuant to or in conjunction with this Agreement, except for his or her own gross negligence or willful misconduct. Each of the Sellers shall indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by the Representative as the Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.
          (e) The Representative agrees that within a reasonable time after receipt of notice of a claim, he or she shall give each Seller notice of same and shall from time to time keep the Sellers apprised as to developments with respect to such claim. Such notices shall be sent to each of the Sellers at their respective addresses as may be communicated to the Representative in writing by each of the Sellers.
          (f) Any action taken by the Representative may be considered by the Buyer to be the action of the Sellers for whom such action was taken for all purposes of this Agreement.

          Section 6.5. Further Assurances
          From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required or desirable to make effective the transactions contemplated hereby.
          Section 6.6. Release
          Each of the Sellers hereby releases and forever discharges the Company, the Buyer and their Affiliates from any and all claims, demands, proceedings, Actions, Orders, obligations, Contracts, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which relate to such Seller’s status as a shareholder of the Company, except for such Seller’s rights under this Agreement or any of the agreements referred to herein to which the Buyer is a party.
          Section 6.7. Directors & Officers Insurance
          Prior to the Closing, the Company shall purchase a two (2) year Directors and Officers/Employment Practices Liabilities tail insurance policy from Westchester Fire Insurance Company with an aggregate limit of not less than One Million Dollars ($1,000,000).
          Section 6.8. Credit for Past Service
          The Buyer shall grant each of the Active Employees of the Company with credit for past years of employment at the Company with respect to eligibility and vesting under the Buyer’s employees benefit plans (subject to the terms and conditions of such plans).
ARTICLE VII
CLOSING
          Section 7.1. Closing
          The Closing is taking place simultaneously with the execution and delivery of this Agreement at the offices of Bryan Cave LLP, counsel to the Buyer, located at One Metropolitan Square, Suite 3600, St. Louis, Missouri or on such other date and at such other location as the Parties shall mutually agree. The Parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all Parties at the Closing simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
          Section 7.2. Deliveries of the Sellers at the Closing
          At the Closing, the Sellers hereby agree to deliver or cause to be delivered to the Buyer:
          (a) certificates representing all of the Shares, free and clear of all Liens, duly endorsed to the Buyer or in blank or accompanied by duly executed stock powers;

          (b) a counterpart to this Agreement, duly executed by each of the Sellers;
          (c) a counterpart to each of the employment agreements, dated as of the date hereof, by and between the Company and each of David T. Pfenninger and Douglas E. Cole (collectively, the “Employment Agreements”), duly executed by each of David T. Pfenninger and Douglas E. Cole, as applicable;
          (d) a counterpart to the Escrow Agreement, duly executed by the Escrow Agent and the Representative;
          (e) executed copies of the Option Termination Agreements, duly executed by the Company and each of the Optionholders;
          (f) the Disclosure Letter, which letter contains the Schedules referenced in this Agreement;
          (g) the written resignation of each member of the Board of Directors and each officer of the Company;
          (h) the written release of all Liens (other than Liens for Taxes not yet due and payable and for Taxes for which an adequate reserve has been established on the Financial Statements dated as of, or for the period ended, March 31, 2006) relating to the assets of the Company and the Shares executed by the holder of or parties to each such Lien;
          (i) good standing certificates of the Company, dated within five (5) Business Days of the Closing Date, from the Secretary of State of Delaware and the jurisdictions set forth on Schedule 3.1 and a tax clearance certificate of the Company, dated within five (5) Business Days of the Closing Date, from the Secretary of State of Delaware;
          (j) all share transfer books, minute books and other corporate records of the Company;
          (k) a Certificate, duly executed by the Representative, certifying the non-existence of Excluded Assets/Liabilities;
          (l) evidence of the delivery by the holders of Preferred Stock of a notice of conversion of the Preferred Stock into Common Stock; it being agreed that such converted shares of Common Stock will be not be represented by certificates because they will be transferred immediately to the Buyer pursuant to duly executed stock powers);
          (m) evidence of the termination of the Stockholders’ Agreement and the Registration Rights Agreement, effective as of the Closing;
          (n) an executed copy of the Warrant Termination Agreement, duly executed by the Company and the Warrantholder;
          (o) evidence that each of the Persons listed in Section 1.35 hereof are subject to confidentiality and noncompetition agreements with the Company;

          (p) evidence of the termination of the Performance Assessment Network, Inc. Equity Incentive Plan, dated October 16, 2000;
          (q) a Certificate of Insurance issued by Westchester Fire Insurance Company for Directors and Officers/Employment Practices Liability tail coverage in an aggregate limit of not less than $1,000,000; and
          (r) an opinion of Ice Miller LLP.
          Section 7.3. Deliveries of the Buyer at the Closing
          At the Closing, the Buyer hereby agrees to deliver to the Representative (or such other Person or account as is contemplated by the terms of this Agreement):
          (a) payments of all amounts contemplated to be paid at Closing in accordance with Section 2.2(a);
          (b) a counterpart to this Agreement, duly executed by the Buyer;
          (c) a counterpart to each of the Employment Agreements, duly executed by the Buyer;
          (d) a counterpart to the Escrow Agreement, duly executed by the Buyer; and
          (e) a certificate of the Secretary or Assistant Secretary of the Buyer, dated the Closing Date, (i) setting forth the resolution of the Board of Directors of the Buyer authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting as to the incumbency and signature of each officer of the Buyer who shall execute this Agreement and any other agreement referenced herein to which it is a party.
ARTICLE VIII
INDEMNIFICATION
          Section 8.1. Indemnification of Buyer
          Subject to the limitations set forth in Section 8.5 below, the Sellers shall jointly and severally hold the Buyer and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), harmless and indemnify each of them from and against, and each of the Sellers waive any claim for contribution or indemnity against the Company and its Affiliates with respect to, any and all claims, losses, damages, liabilities, expenses or costs (collectively, “Losses”), plus reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

          (a) The breach of any representation or warranty of the Sellers made under or pursuant to Article III of this Agreement;
          (b) The breach of any agreement, covenant or other obligation of the Sellers made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto;
          (c) The Liability of the Company or its Affiliates for its own Taxes or its Liability, if any, for Taxes of others (for example, by reason of transferee liability or application of Treasury Regulation Section 1.1502 6) including, but not limited to, the Sellers or any Affiliate of the Sellers, or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company or any Affiliates (i) for any Pre-Closing Tax Period or as a result of this transaction (except to the extent and in such amount as such Taxes are reflected in the final Working Capital Adjustment) or (ii) for any Tax period resulting from a breach of any of the representations or warranties and covenants contained in Sections 3.7 and 6.3 hereof, except to extent and in such amount as such Taxes are reflected on the Closing Balance Sheet and taken into account in calculating the Working Capital Closing Value and the amount of the Working Capital Adjustment. The Sellers also agree to indemnify, defend and hold harmless Buyer Indemnified Persons from and against any and all Indemnified Losses sustained in a Tax period of the Company or its Affiliates ending after the Closing Date arising out of the settlement or other resolution (without the written consent of the Buyer) of a proposed Tax adjustment that relates to a Tax period ending on or before the Closing Date;
          (d) Any obligation, claim or Liability incurred before the Effective Time which relates to a Plan or Plan assets, regardless of when the claim occurs or the obligation or Liability is paid, including, but not limited to, obligations, claims and Liabilities relating to Plan administration, funding and benefits, except as reflected on the Closing Balance Sheet;
          (e) the Excluded Assets/Liabilities;
          (f) Any obligation, claim or Liability incurred before the Effective Time or as a result of the transactions contemplated hereby which relates to any securities (other than the Shares), warrants, preemptive rights, other rights, or options with respect to any securities of the Company;
          (g) Any obligation, claim or Liability incurred before the Effective Time or as a result of the transactions contemplated hereby which relates to any withholding obligation with respect to the Option Termination Payment to any Optionholder or under Section 409A of the Code; and
          (h) Any obligation, claim or Liability incurred as of or prior to the Effective Time or as a result of the transactions contemplated hereby which relates to or arises out of a claim by the Warrantholder or any of its Affiliates, legal representatives, successors or assigns, including without limitation pursuant to the Warrant Termination Agreement, the Warrants or the P&G License Agreement.

          Section 8.2. Indemnification of Sellers
          Subject to the limitations set forth in Section 8.5 below, the Buyer shall hold the Sellers (and each of them) and their respective heirs, legal representatives, successors, assigns and agents (collectively, the “Seller Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:
          (a) The breach of any representation or warranty of the Buyer made under or pursuant to this Agreement;
          (b) The breach of any agreement, covenant or other obligation of the Buyer made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto; and
          (c) The failure of the Company to pay any Liabilities of the Company included on the Closing Balance Sheet.
          Section 8.3. Notice of Claim
          In the event that the Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or the Sellers (or any of them) seek indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially damaged thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than ten (10) Business Days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

          Section 8.4. Right to Contest Claims of Third Persons
          If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest (based upon a written opinion of counsel provided to the Indemnifying Party), in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within twenty days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.
          Section 8.5. Limitations on Indemnity
          (a) Survival. The representations and warranties of the parties contained in Articles III and V herein shall survive the Closing Date. Claims for indemnification arising out of breaches of the representations and warranties contained in Articles III and V shall only be valid to the extent that such claims are made within a period of two years from the Closing Date; provided, however, that claims based on the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.7 or 5.1 shall not be limited as to time, except by the applicable statute of limitations, including any suspension, tollings or extensions thereof. All covenants and other ongoing agreements of the Parties which are set forth in this Agreement and the documents listed in Section 7.2 shall survive the Closing indefinitely and until performance is no longer required by the express provisions of such covenant or agreement. All claims for actual fraud shall survive the Closing until barred by the applicable provisions of Law.
          (b) Threshold. The Sellers shall have no obligation to indemnify Buyer Indemnified Persons under Section 8.1 until all Indemnified Losses exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate (the “Indemnification Threshold”) and then only for amounts in excess of such Indemnification Threshold; provided, however, that the Indemnification Threshold limitation shall not apply in any manner to (i) any breach by the Sellers of (A) a representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.6 or 3.7 hereof and/or (B) Section 6.3 or (ii) any claims for Indemnified Losses under Section 8.1(c) or Section 8.1(h) of this Agreement. The Buyer shall have no obligation to indemnify Seller Indemnified Persons under Section 8.2 until all Indemnified Losses exceed the Indemnification Threshold and then only for amounts in excess of such Indemnification Threshold; provided, however, that the Indemnification Threshold limitation shall not apply in any manner to (i) any breach by the Buyer of (A) a representation or warranty contained in Section 5.1 hereof, and/or (B) Section 6.3 or (ii) any Claims for Indemnified Losses under Section 8.2(c). No claim for indemnification may be asserted except to the extent that the dollar value of such claim exceeds Three Thousand Dollars ($3,000), provided that, for purposes of this determination a “claim” will be deemed to arise from a single circumstance or a collection of circumstances based on similar facts that give rise to a single claim or cause of action, whether or not such cause of action is pursued in any court proceeding.
          (c) Cap. In no event shall the Sellers (or any of them) have any obligation to indemnify the Buyer Indemnified Persons under Section 8.1(a) and Section 8.1(b) for Indemnified Losses in excess of an amount equal to twenty percent (20%) of the Purchase Price (the “Original Cap”), other than with respect to a breach by Sellers of (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.6 or 3.7 (collectively, the “Unlimited Representations”) hereof and (ii) Section 2.1 and Section 6.3 (collectively, the “Unlimited Covenants”; and collectively with the Unlimited Representations, the “Unlimited Provisions”), as to which the foregoing limitation will not apply. Notwithstanding any provision of this Agreement to the contrary, with respect to claims of a Buyer Indemnified Person arising from a claim by a Third Person related to facts or circumstances which, if true as of the date of this Agreement, would constitute a breach of the representations and warranties set forth in Section 3.19 hereof, the Parties hereto agree that an additional five percent (5%) shall be added to the Original Cap for a cumulative cap of twenty-five percent (25%) for all claims related to breaches of representations and warranties of Section 3.19. In no event shall the Buyer have any obligation to indemnify the Seller Indemnified Persons under Section 8.2 for Indemnified Losses in excess of an amount equal to twenty percent (20%) of the Purchase Price other than with respect to (x) a breach of the representations and warranties set forth in Section 5.1 hereof, (y) any claims for Indemnified Losses under Section 8.2(c) and/or (z) any breach by the Buyer of its obligations under Section 6.3, as to which the foregoing limitation will not apply. For the avoidance of doubt, in no event will the Sellers (or any of them) have any obligation to indemnify the Buyer Indemnified Parties under Section 8.1(a) and Section 8.1(b) for Indemnified

Losses in excess of the cumulative 25% cap; provided, however, that the cumulative 25% cap shall not apply to the Unlimited Provisions.
          (d) Fraud Claims. Nothing contained in this Article VIII shall be construed as limiting any Party’s right to redress for intentional breach or fraud.
          (e) Net of Insurance Payments. For purposes of determining the amount of any Losses, such amounts shall be reduced by the amount of any third party insurance benefits and proceeds actually received by the Buyer in respect of the Losses; provided, however, that nothing in this Agreement shall be deemed to require the Buyer to obtain third party insurance.
          (f) Exclusive Remedy. In the absence of fraud, the indemnification provisions set forth in this Article VIII shall provide the exclusive remedy for the Parties hereto with respect to breaches of any covenant, agreement, representation or warranty set forth in this Agreement or any ancillary agreement hereto executed pursuant to this Agreement. Notwithstanding the foregoing, each Party shall be entitled to such equitable remedies to which such Party may otherwise be entitled including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.
          (g) Collection of Indemnification Amounts. In the event that a Buyer Indemnified Person is entitled to indemnification under Section 8.1 of this Agreement:
     (i) the Buyer Indemnified Person shall first be required to seek satisfaction of such Indemnified Losses against the Escrow Amount in accordance with the terms and conditions set forth in the Escrow Agreement; and
     (ii) notwithstanding any provisions to the contrary, if the Buyer Indemnified Person shall have the right to recover amounts for any Claim(s) for which insufficient funds remain in escrow (“Excess Claim Amount”), subject to the limitations set forth in this Section 8.5, the Buyer Indemnified Person shall have the right to recover the Excess Claim Amount: (1) against each Indemnifying Seller, on a joint and several basis, up to a maximum amount with respect to a particular Indemnifying Seller equal to the amount of the Purchase Price actually received by such Indemnifying Seller (the “Individual Seller Cap”); provided that the Individual Seller Cap does not apply to the Unlimited Provisions; and/or (2) against each Seller on a several basis.
          Any such Indemnifying Seller who pays or satisfies a Claim in an amount in excess of its obligations under this Agreement shall have the right to recover any such overpayment from all other Sellers (including any owners of Preferred Stock) who pay or satisfy a Claim in an amount smaller than its, his or her obligations in accordance with the terms of a written contribution agreement by and among the Sellers.
          (h) Tax Adjustments. All payments made by the Sellers (or any of them) to any Buyer Indemnified Party pursuant to Section 8.1 shall be treated by Buyer and Sellers as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

          (i) Review. The Parties agree that the indemnification and exculpation obligations and agreements set forth in this Article VIII may encompass claims, losses, expenses or other liabilities arising or alleged to arise, in whole or in part, from the negligence, strict liability or other acts or omissions of the Indemnified Party. To the extent that such indemnification is required pursuant to the provisions of this Article VIII, the Parties clearly and unequivocally agree that such indemnity and/or exculpation is intended and that no Party shall seek to have such provisions construed in a contrary manner in any forum.
ARTICLE IX
MISCELLANEOUS PROVISIONS
          Section 9.1. Notice
          All notices, requests, demands, services of process and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery to the Party for whom it is intended, or by depositing the same postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such Party:
If to the Buyer:
TALX Corporation
11432 Lackland Avenue
St. Louis, Missouri 63146
Telephone: (800) 888-8277
Telecopier: (314) 214-7588
Attn: President
With a copy (which copy shall not constitute notice hereunder) to:
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Telecopier: (314) 259-2020
Attn: Kathryn Elliott Love
If to the Sellers:
c/o Douglas E. Cole
1460 Gwynmere Run
Carmel, IN 46032
Telephone: (317) 566-3270 x.1010
Telecopier: (317) 566-3271

With a copy (which copy shall not constitute notice hereunder) to:
Ice Miller LLP
One American Square
Suite 3100
Indianapolis, Indiana 46282-0200
Telephone: (317) 236-2435
Telecopier: (317) 592-4637
Attn: Joseph E. DeGroff
          Section 9.2. Entire Agreement
          This Agreement, the Exhibits hereto, and the Disclosure Letter and the Schedules thereto, embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
          Section 9.3. Assignment; Binding Agreement
          This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, permitted assigns, personal representatives and estate. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise except by death of a Seller) by the Parties hereto without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except that the Buyer shall have the right to transfer and assign any or all of its rights hereunder to any entity which at the time of such transfer and assignment is controlled by the Buyer or by the Affiliates of the Buyer or which acquires all or substantially all of the assets of the Buyer; and except that the Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer, the Company or its Affiliates.
          Section 9.4. Counterparts; Facsimile
          This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall reexecute original forms hereof and deliver them to all other Parties. No Party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Agreement, or any amendment hereto, and each such Party forever waives any such defense.

          Section 9.5. Remedies Cumulative
          Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.
          Section 9.6. Governing Law
          This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of Indiana, without reference to its choice of Law rules.
          Section 9.7. No Third Party Beneficiaries or Other Rights
          Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.
          Section 9.8. Alternative Dispute Resolution; Mediation/Arbitration
          Subject to Section 2.3, any disputes arising out of or relating to this Agreement, including, but not limited to, the creation, interpretation, performance, or breach of this Agreement, that cannot be resolved in the ordinary course of business shall be resolved pursuant to this dispute resolution provision, except that any claim for emergency injunctive relief relating to the performance of this Agreement may be pursued in the appropriate court of Law as set forth in this provision without the need to engage in the mediation or arbitration process. The Parties specifically waive any right to trial by jury that exists with regard to any claim that is subject to this dispute resolution process.
          (a) Notice of Claim. The substance of any dispute regarding the Agreement shall be set forth in a notice of claim and shall state the nature of the claims, the applicable dates relative to the dispute, the precise amount of any dollar amount at issue, the identification of any specific applicable document that are alleged to govern the dispute and any other information that will help facilitate the prompt resolution of the dispute. The Notice of Claim shall be sent in accordance with the notice provisions of Section 9.1.
          (b) Business Dispute Resolution Meeting. Within ten (10) calendar days of receipt of any Notice of Claim, the party receiving a Notice of Claim shall respond in writing with a proposed resolution and arrange for a face-to-face meeting to be held within fourteen (14) calendar days at the office of the party which received the Notice of Claim. Each party shall meet in good faith with the business persons who have the authority to resolve all issues presented in the notice. No attorneys (except in-house counsel who is acting in the role of business advisor) may be present for this meeting. If the claims are not resolved or if any party fails for any reason to participate in any meetings to resolve the dispute, then either party may proceed immediately to mandatory binding arbitration.

          (c) Binding Arbitration.
          1. Arbitration Demand/Response/Reply. If the business dispute resolution meeting fails to fully resolve any dispute, either party may initiate a binding arbitration process to decide any dispute under this Agreement by providing a written arbitration demand to the person designated to receive such notice under Section 9.1. Any arbitration demand shall state specifically the nature of the claim(s), the relevant time periods, the document(s) if any that are alleged to govern the dispute, the names of any relevant known witnesses associated with the either of the Parties, the identification of any third parties that may be relevant to the dispute, a specific dollar amount alleged to be owing, if any, and any other specific information that may be necessary to define the nature of the dispute. The arbitration demand shall include the name of a particular person proposed to be the arbitrator to decide the dispute. The party receiving the arbitration demand shall provide a written arbitration response within ten (10) days after receiving the arbitration demand. The response may be a simple denial or may set forth in writing any counterclaims including the same type of information required in an original arbitration demand. If the party responding to the arbitration demand disagrees with the proposed arbitrator selected by Party initiating the arbitration, then the arbitration response shall include the name of an alternative proposed arbitrator. If an arbitration response includes any counterclaims or proposes an alternative arbitrator, then the party originally demanding the arbitration may reply within ten (10) days after receiving the arbitration response. If any party fails to respond to any notice or proposed arbitrator, the party shall be deemed to deny the demand or to reject the proposed arbitrator.
          2. Selection/Expense of an Arbitrator. If the parties are unable through designating the names of arbitrators in the initial documents to agree upon a single arbitrator, then each party’s selected arbitrator shall be engaged by that party, and the two selected arbitrators shall select a third arbitrator. The three arbitrators shall serve as a panel of three arbitrators who shall jointly decide all issues. The third neutral arbitrator shall be a lawyer who has been engaged in the practice of law for at least ten (10) years. The party selecting an arbitrator shall pay all of the fees and expenses of that arbitrator, and the fees and expenses of the neutral arbitrator shall be split by the parties unless the arbitration award provides differently. If the selected arbitrators are unable to agree on a third neutral arbitrator, then either of the Parties may petition the appropriate court for the appointment of a third neutral arbitrator.
          3. Location/Timing. The Arbitration shall be held at a neutral location in Chicago, Illinois as soon as possible within ninety (90) calendar days after the selection of the neutral arbitrator (or panel of arbitrators) who will hear the case.
          4. Discovery/Briefing and Presentation of Evidence. Each party shall have the right to engage in reasonable pre-arbitration discovery in the form of requests for production of documents and depositions as allowed by the arbitrators or arbitration panel. Presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents, and closing statements. Each party may compel existing employees of the opposing party to testify. No documents may be submitted as evidence unless the documents have been provided to the opposing party in advance of the arbitration as allowed by the arbitrator or panel of arbitrators. Either party may demand that a transcript of the hearing be prepared. If such a demand is made, then the Parties shall each pay one-half of the cost of the transcript.
          5. Arbitration Award. The arbitrator or arbitrator panel shall issue a reasoned decision in writing within thirty (30) days of the arbitration. Indiana law shall be used by the arbitrators to decide all questions, claims or disputes, notwithstanding any choice of law provisions to the contrary. The arbitrators shall have the authority to order the losing party to pay some or all or the fees and expenses of the arbitration proceeding to the prevailing party as part of the arbitration award. The arbitrators shall not have the authority to award any incidental, consequential, special (including multiple or punitive), or other indirect damages to the other party, whether such claim arises under contract, tort (including strict liability) or other theory of law. The decision shall be final and binding on the parties, except that either party may appeal as provided in the Indiana Arbitration Act or Federal Arbitration Act.
          6. Court Proceedings. The arbitration award reasoned decision may also be enforced in any court having jurisdiction of the parties and the subject matter. No other litigation shall be initiated regarding the subject matter of the dispute except that either party may initiate an action to compel the other party to participate in these dispute resolution procedures or to seek emergency injunctive that is necessary to preserve the status quo during the pendency of the arbitration procedures.
          Section 9.9. Expenses
          Except as otherwise set forth in this Agreement, the Sellers (and not the Company) and the Buyer shall pay all costs and expenses incurred on behalf of the Sellers or the Company (in the case of the Sellers) or the Buyer (in the case of the Buyer) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.
[Remainder of page intentionally left blank; signature pages attached.]

     IN WITNESS WHEREOF, the parties have executed this Agreement with effect from the date first written above.
THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

“BUYER”

TALX Corporation

By:	/s/ L. Keith Graves

	Name:	L. Keith Graves

	Title:	Senior Vice President and Chief Financial Officer

“SELLERS”

/s/ David T. Pfenninger

David T. Pfenninger

/s/ Douglas E. Cole

Douglas E. Cole

/s/ Greg A. Lamb

Greg A. Lamb

/s/ Reid E. Klion

Reid E. Klion

/s/ Suzanne B. Pfenninger

Suzanne B. Pfenninger

/s/ Coleman D. Sisson

Coleman D. Sisson

/s/ Chris J. Hester

Chris J. Hester

/s/ Jeff Hood

Jeff W. Hood

/s/ Jeanne K. Nemeth

Jeanne K. Nemeth

VOLATUS TECHNOLOGY GROUP, LLC

By: Volatus Technology Group, Inc., its Manager

By:	/s/	W. Scott Webber

W. Scott Webber, Chairman of the Board and Chief Executive Officer

/s/ William A. Young

William A. Young

/s/ David B. Becker

David B. Becker

/s/ Richard D. Wood

Richard D. Wood

/s/ L. Gene Tanner

L. Gene Tanner

/s/ Mark E. Hill

Mark E. Hill

/s/ W. Scott Webber

W. Scott Webber

/s/ Raul E. Zavaleta

Raul E. Zavaleta

/s/ Thomas E. Vanneman

Thomas E. Vanneman

/s/ Dr. Richard C. Powell

Dr. Richard C. Powell

/s/ Barry Melnkovic

Barry A. Melnkovic

/s/	Charles E. Lanham by Frederick L. Ferrar,

Power of Attorney
Charles E. Lanham

Trustco Development Company

By: /s/ David N. Eskenazi

Printed:	David N. Eskenazi

Title: Managing Partner

/s/ Alan W. McGee

Dr. Alan W. McGee

/s/ Roland T. Ramsay

Roland T. Ramsay

/s/ John J. Zachary

John J. Zachary III

/s/ J. Stanley Pepper

J. Stanley Pepper

/s/ J. David Pepper

J. David Pepper

/s/ James Scot Pepper

James Scot Pepper

/s/ J. Keith Stucker

J. Keith Stucker

/s/ Edward J. Cole

Edward J. Cole

/s/ Thomas H. Marino

Thomas H. Marino

/s/ William J. Kern

William J. Kern

/s/ William J. McCarthy

William J. McCarthy

/s/ J. Allen Hall

J. Allen Hall

“REPRESENTATIVE”

/s/ Douglas E. Cole

Douglas E. Cole

TABLE OF EXHIBITS

Exhibit A	List of Sellers*

* Omitted pursuant to Item 601(b)(2) of Regulation S-K. TALX Corporation undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.